Exhibit 99.1

UniTek Global Services, Inc.

Provides Update Regarding Compliance with NASDAQ Listing Rules

BLUE BELL, PA, May 22, 2013 — UniTek Global Services, Inc. (“UniTek” or the “Company”) (NASDAQ:UNTK), a premier provider of permanently outsourced infrastructure services to the telecommunications, broadband cable, wireless, transportation, public safety and satellite television industries, today provided an update regarding the status of its compliance with NASDAQ Listing Rules.

As previously announced, on April 16, 2013, the Company received a letter from NASDAQ stating that the Company is not in compliance with NASDAQ Listing Rule 5250(c)(1) (“Rule 5250(c)(1)”) because the Company did not timely file its Annual Report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”).

The Company subsequently submitted to NASDAQ a plan to regain compliance with Rule 5250(c)(1), and on May 14, 2013, NASDAQ notified the Company that NASDAQ had determined to grant the Company an exception, through October 14, 2013, to regain compliance with the rule.

On May 20, 2013, the Company received an additional letter from NASDAQ stating that the Company also failed to comply with Rule 5250(c)(1) because the Company did not file its Quarterly Report on Form 10-Q for the quarter ended March 30, 2013 (the “Form 10-Q”).  The Company has submitted an update to NASDAQ confirming that it expects to file the Form 10-Q before the October 14, 2013 exception deadline already granted for the filing of the Form 10-K. NASDAQ has advised the Company that it has also been afforded an exception until October 14, 2013 to file the Form 10-Q.

Neither notification of non-compliance has an immediate effect on the listing or trading of the Company’s common stock on The NASDAQ Global Market.

About UniTek Global Services

UniTek Global Services is a provider of engineering, construction management and installation fulfillment services to companies specializing in the telecommunications, broadband cable, wireless, two-way radio, transportation, public safety and satellite industries. UniTek has created a scalable operating platform, enabling each UniTek subsidiary to deliver quality services to its Fortune 200 customers. www.unitekglobalservices.com.

Forward-Looking Statements

The statements in this press release that are not historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, operating performance, general financial, economic, and political conditions affecting the Company’s business and its target industries, the ability of the Company to perform its obligations under its contracts and agreements with customers and other risks contained in reports filed by the Company with the Securities and Exchange Commission, including in our Form 10-K for the year ended December 31, 2011. The words “may,” “could,” “should,” “would,” “believe,” “are confident,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “aspire,” and similar expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward looking statement, whether written or oral, which may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Contact Info:

The Piacente Group | Investor Relations

Lee Roth

(212) 481-2050

unitek@tpg-ir.com